Exhibit 99.1

Coty Inc. Announces Repurchase of Shares from Berkshire Partners and Rhône Capital

NEW YORK, June 6, 2014 -- Coty Inc. (NYSE: COTY) today announced that, as part of an ongoing share repurchase strategy, the Company has agreed to purchase 27,892,818 shares of Class B Common Stock owned by investment funds affiliated with Berkshire Partners (Berkshire) and Rhône (Rhône), representing all the shares of Class B Common Stock they will own on the purchase date. Coty will purchase the shares at a price of $16.7779 based upon the previous five day volume weighted average price. The total consideration for the 28 million shares will be $468 million. Pursuant to this transaction, Brad Bloom from Berkshire and Steve Langman from Rhône will resign their positions on the Board of Directors, and the Coty Board will comprise eight members.

“We believe repurchasing our shares is a prudent use of our cash and are pleased to extend Coty’s record of returning value to shareholders through continued share repurchases,” stated Patrice de Talhouët, Coty CFO. “This repurchase of shares is in addition to our recently announced $200 million incremental share repurchase program authorized by our Board, and demonstrates our ongoing confidence in Coty’s strategy to generate long-term profitable growth and strong cash flow."

“On behalf of our board of directors and executive committee members, I would like to thank Brad and Steve for their support, dedication and service to our organization,” stated Michele Scannavini, Coty CEO. “They served with distinction and provided invaluable guidance to management during a pivotal time in our company’s history.”

“Over the past three and a half years, we have been honored to partner with Coty on its path to becoming a leader in the global beauty industry as it built a growing presence across new product categories and emerging markets around the globe,” said Steve Langman, Managing Director at Rhône. “While we now exit our shareholding as the company has completed its transition from the private to public capital markets commensurate with our original investment horizon, we continue to believe in the strength and creativity of its management team and growth potential of its brands. We thank Coty and its board for this extraordinary opportunity.”

“It was a privilege to partner with Coty, one of the world's leading beauty companies, during such an exciting chapter for the company,” said Brad Bloom, Managing Director at Berkshire Partners. “We look forward to watching Coty's continued success."

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About Coty Inc.
Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

Forward Looking Statements
Certain statements in this release are forward-looking statements.  These forward-looking statements reflect the Company's current views with respect to, among other things, the contemplated repurchase of the Company's common stock from Rhône and Berkshire and the Company’s strategy to generate long-term profitable growth and strong cash flow.  These forward-looking statements are generally identified by words or phrases, such as "expect", "will", "would" and similar words or phrases. Actual results may differ materially from the results predicted due to risks and uncertainties including, whether the Company, Rhône and Berkshire will be able to consummate the transactions described in the release as contemplated and the

Company’s ability to achieve our global business strategy and compete effectively in the beauty industry. More information about potential risks and uncertainties that could affect the Company's business and financial results is included under "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.  The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

For more information:

Investor Relations
Kevin Monaco, 212-389-6815, Senior Vice President, Treasurer and Investor Relations

Media
Catherine Walsh, 212-389-7346, Senior Vice President, Corporate Communications